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                                                                    Exhibit 99.1

                   SPEEDUS.COM Completes NEXTLINK Transactions

October 13, 1999 - New York, New York

SPEEDUS.COM, Inc. (NASDAQ: SPDE) today announced the assignment of 150 MHz of the Company's LMDS spectrum to NEXTLINK Communications, Inc. (NASDAQ: NXLK) in exchange for $20 million in cash. Since July 1999, pending FCC approval of the license assignment, NEXTLINK has been making monthly payments of approximately $172,000 to the Company. As previously announced, on July 9, 1999 NEXTLINK purchased 2 million shares of the Company's Common Stock at $10 per share for a total equity investment of $20 million. SPEEDUS.COM is a facilities-based super high-speed Internet Service Provider. The Company is limiting the marketing of its Internet service under the SPEED service mark to its initial subscribers as part of the SPEED service pilot program. SPEED is delivered via 14 fully functional Internet Broadcast Stations in operation under SPEEDUS.COM's FCC license covering Metro New York. SPEED subscribers are able to browse the Web using the Company's SPEED modem capable of downstream speeds of up to 48 Mbps, which is 31 times faster than a full T1 line. The SPEED modems are only available from the Company for $350, which along with the $150 installation cost can now be financed for up to 3 years.

SPEEDUS.COM operates a Network Operation Center ("NOC") in the Brooklyn Army Terminal. The NOC contains a data center with a Linux-based Internet gateway transmitter and a teleport facility with satellite down links and fiber optic backbone. SPEEDUS.COM's NOC hardware and software, and customer premise equipment and software, give its Internet network the unique ability to "multi-cast" and "stream" high-quality full screen full motion video and CD-quality audio to its subscribers. SPEEDUS.COM also provides standard direct dial-up and ISDN service with web hosting, e-mail and value-added Internet services. The Company's signal is currently not available at all locations in its license area. Increased signal coverage through additional Internet Broadcast Stations is crucial to widespread availability of the SPEED service. However, SPEEDUS.COM believes that where its signal penetrates, the Company offers small businesses and residential customers the lowest-cost, highest downstream speed Internet access available.

For additional information on the Company and its services, please visit the Company's website at www.speedus.com or call 718.567.4300.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company's product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company's sales, marketing and support efforts.

All rights reserved. SPEEDUS.COMsm and SPEEDsm are service marks of SPEEDUS.COM, Inc.